SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 12, 2009, by and among Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company has determined that it is in its best interests to obtain equity financing through the issuance and sale of its securities with such securities consisting of units (the “Units”) comprised of (i) one share of Series A Convertible Preferred Stock, $.01 par value (the “Preferred Stock”), (ii) a warrant to purchase, at the Purchaser’s election, either ten shares of Common Stock, $.01 par value (“15-Month Common Warrant”), or one share of Preferred Stock (the “15-Month Preferred Warrant”), and (iii) a warrant to purchase ten shares of Common Stock (the “30-Month Common Warrant”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, the Units, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.

“Articles of Amendment” means the Articles of Amendment to the Company’s Restated Articles of Organization, as amended, in the form of Exhibit A attached hereto, that includes a Certificate of Designation setting forth the rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Preferred Stock.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States, or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” and “Closings” means each of the closings of the purchase and sale of the Units pursuant to Section 2.3.  In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified

“Closing Date” means the date on which the Company closes the purchase and sale of the Units.  In the event there is more than one Closing, the term “Closing Date” shall apply to each such Closing unless otherwise specified.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants, stock appreciation rights, restricted stock units, or other instrument that are at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Common Warrant Shares” means the shares of Common Stock issuable upon exercise of the 15-Month Common Warrants and 30-Month Common Warrants.

“Company Counsel” means Pepper Hamilton LLP, with offices located at 125 High Street, 15th Floor, Oliver Street Tower,  Boston, Massachusetts, 02110.

“Conversion Shares” means such shares of Common Stock which, from time to time, have been issued, or may be issuable, upon conversion of the Preferred Stock.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” has the meaning set forth in the Registration Rights Agreement.

“Escrow Agent” means Pepper Hamilton LLP, with offices located at 125 High Street, 15th Floor, Oliver Street Tower,  Boston, Massachusetts, 02110.

“Escrow Agreement” means the Escrow Agreement among the Company and the Purchasers in the form of Exhibit B attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Next Financing” shall have the meaning assigned to such term in Section 4.7.

“Per Unit Purchase Price” means an amount equal to the greater of:

(a)	$11.50;

(b)
an amount equal to the volume weighted average price for the Company’s Common Stock on the Trading Market for the ten (10) Trading Days preceding the Closing Date with respect to which the particular Units are being purchased, multiplied by ten (10); and

(c)
an amount equal to the closing bid price of the Common Stock as reported by the Trading Market on the Trading Day immediately preceding the Closing Date with respect to which the particular Units are being purchased, multiplied by ten (10), plus $2.50.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Preferred Stock” means the Series A Convertible Preferred Stock of the Company, $0.01 par value, issued or issuable to each Purchaser pursuant to this Agreement with such rights, preferences, powers, privileges, restrictions, qualifications and limitations as are set forth in the Certificate of Designation included in the Articles of Amendment.

“Preferred Warrant Shares” means the shares of Preferred Stock issuable upon exercise of the 15-Month Preferred Warrants.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit C attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of all or part of the Common Warrant Shares issuable upon exercise of the 15-Month Common Warrants.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means, as context requires, the Preferred Stock, the Warrants, the Conversion Shares, the Warrant Shares, and any combination of the foregoing or all of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Units purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the NASDAQ Capital Market or if the NASDAQ Capital Market is not the primary market on which the Common Stock is then traded, such other markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, with a mailing address of 350 Indiana Street, Suite 800, Golden, CO  80401 and a telephone number of (303) 262-0600.

“Unit” means (i) one share of Preferred Stock, (ii) a 15-Month Common Warrant or 15-Month Preferred Warrant, as the case may be, and (iii) a 30-Month Common Warrant.

“Warrants” means collectively the 15-Month Common Warrants, the 15-Month Preferred Warrants and the 30-Month Common Warrants delivered, as the case may be, to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which warrants shall be, respectively, in the forms of Exhibit D, Exhibit E and Exhibit F attached hereto.

“Warrant Shares” means collectively the Common Warrant Shares and the Preferred Warrant Shares.

ARTICLE II.
PURCHASE AND SALE

2.1           Escrow.  Prior to the Closing, each Purchaser shall deliver to the Escrow Agent, via wire transfer, immediately available funds equal to its Subscription Amount to be held and released pursuant to the terms of the Escrow Agreement.  The Subscription Amount will be deposited by the Escrow Agent in a non-interest bearing escrow account.  The Company will pay interest on the Subscription Amount when the Subscription Amount is released from the escrow in an amount equal to five percent (5%) per annum, pro rated on a daily basis for each day during which the Subscription Amount is held in escrow.  The Subscription Amounts may be released to the Company, at the direction and in the discretion of the Company, at an initial Closing after the Company has received aggregate Subscription Amounts from Purchasers equal to at least $2,000,000.  Thereafter, Subscription Amounts may be released to the Company from time to time at each subsequent Closing.  Subscription Amounts shall be returned to a Purchaser if there is no Closing with respect to such Purchaser’s Subscription Amount before February 12, 2009, in accordance with the terms of the Escrow Agreement.

2.2          Articles of Amendment.  On or before the initial Closing, the Company shall adopt and file with the Secretary of the Commonwealth of Massachusetts the Articles of Amendment.

2.3          Closing.

(a) On each Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase, at the Per Unit Purchase Price that number of Units set forth opposite each Purchaser’s name on the signature page to this Agreement, up to an aggregate of $3,500,000 of Units.  At the Closing, the Escrow Agent shall release to the Company each Purchaser’s Subscription Amount and the Company shall record in the name of each Purchaser its respective shares of Preferred Stock and shall deliver to each Purchaser a 30-Month Common Warrant as determined pursuant to Section 2.4(a)(v), and the Company and each Purchaser shall deliver the other items set forth in Section 2.4 deliverable at the Closing.  Upon satisfaction of the conditions set forth in Sections 2.4 and 2.5, the Closing shall occur at the offices of the Company Counsel or remotely via the exchange of documents and signatures or at such other location or by such other means as the parties shall mutually agree.

(b) Within 7 days after each Closing Date, each Purchaser shall notify the Company in writing (each, a “Warrant Election Notice”) of its election to receive (i) a 15-Month Common Warrant and/or (ii) a 15-Month Preferred Warrant, as determined pursuant to Section 2.4(a)(iv).

(c) The initial Closing of the purchase and sale of the Units shall not take place until such time as the Escrow Agent has received at least $2,000,000 in Subscription Amounts.  After the Escrow Agent has received such Subscription Amounts, the Company may select, in its sole discretion, a date for the initial Closing to occur, which may not be later than February 12, 2009.  After the initial Closing and from time to time until February 12, 2009, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to the remaining aggregate of $3,500,000 of Units, if any, with the Per Unit Purchase Price being determined on the basis of such subsequent Closing Date.

2.4          Deliveries.

(a) On or prior to the Closing Date (except as otherwise required below), the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)	this Agreement duly executed by the Company;

(ii)	the Escrow Agreement duly executed by the Company and the Escrow Agent;

(iii)
in the discretion of the Company, either (A) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing the number of shares of Preferred Stock contained in such Purchaser’s Units, or (B) a certificate evidencing the number of shares of Preferred Stock contained in such Purchaser’s Units, (in each case determined by dividing such Purchaser’s Subscription Amount by the Per Unit Purchase Price), and in each case registered in the name of such Purchaser;

(iv)
within 7 days after receiving such Purchaser’s Warrant Election Notice, (a) a 15-Month Common Warrant, if applicable, registered in the name of such Purchaser to purchase up to a number of Common Warrant Shares equal to ten (10) times the number of the Purchaser’s Units for which such Purchaser elects in the Warrant Election Notice to receive a 15-Month Common Warrant, and/or (b) a 15-Month Preferred Warrant, if applicable, registered in the name of such Purchaser to purchase up to a number of Preferred Warrant Shares equal to the number of the Purchaser’s Units for which such Purchaser elects in the Warrant Election Notice to receive a 15-Month Preferred Warrant; provided that, for the purposes of clarity, the Purchaser may elect to receive, with respect to each of its Units, either a 15-Month Common Warrant or a 15-Month Preferred Warrant, and not both such Warrants;

(v)
a 30-Month Common Warrant registered in the name of such Purchaser to purchase up to a number of Common Warrant Shares equal to ten (10) times the number of shares of Preferred Stock contained in such Purchaser’s Units;

(vi)
a check in the amount of the interest accrued on the Subscription Amounts held in escrow based upon an interest rate of five percent (5%) per annum and prorated on a daily basis for each day during which the Subscription Amount has been held in escrow;

(vii)	the Registration Rights Agreement duly executed by the Company; and

(viii)	a legal opinion of Company Counsel in customary form regarding the issuance of the Units.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)	this Agreement duly executed by such Purchaser;

(ii)	the Escrow Agreement duly executed by such Purchaser;

(iii)	such Purchaser’s Subscription Amount by wire transfer to the account as specified in the Escrow Agreement;

(iv)	the Registration Rights Agreement duly executed by such Purchaser; and

(v)
if the Purchaser is a U.S. citizen, resident for U.S. federal income tax purposes, or otherwise subject to U.S. federal income tax, an IRS Form W-9 completed with respect to such Purchaser in accordance with the instructions accompanying such form.

On the Closing Date, the Escrow Agent shall deliver or cause to be delivered to the Company the Subscription Amounts from each Purchaser.

2.5         Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)           all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Purchasers of the items set forth in Section 2.2(b) of this Agreement; and

(iv)           the receipt by the Company of not less than $2,000,000 in Subscription Amounts.

(b) The respective obligations of each Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement; and

(iv)           the receipt by the Company of not less than $2,000,000 in Subscription Amounts.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules or disclosed in the SEC Reports, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a)           Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization and Qualification.  Each of the Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and each of the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than the Required Approvals.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery, and performance of the Transaction Documents by the Company, the issuance and sale of the Units, and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery, and performance by the Company of the Transaction Documents, other than (i) the filing of the Articles of Amendment with, and the acceptance of such filing by, the Secretary of the Commonwealth of Massachusetts, (ii) filings required pursuant to Section 4.3 of this Agreement, (iii) the filing with, and the declaration of effectiveness by, the Commission of the Registration Statement, (iv) application(s) and notification(s) to each applicable Trading Market for the listing of the Securities for trading thereon in the time and manner required thereby, and (v) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)           Issuance of Units.  The shares of Preferred Stock constituting a part of the Units are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser.  The Warrants, constituting a part of the Units have been duly authorized and constitute the binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  The Preferred Stock issuable upon exercise of the 15-Month Preferred Warrants, and the Common Stock issuable upon (x) conversion of the shares of Preferred Stock issued as part of the Units, (y) exercise of the 15-Month Common Warrants and 30-Month Common Warrants, and (z) conversion of the shares of Preferred Stock issuable upon exercise of the 15-Month Preferred Warrants, have in each case been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Restated Articles of Organization, as amended, and the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser.

(g)           Capitalization.  The number of shares and type of all authorized, issued and outstanding capital stock of the Company as of December 31, 2008, are set forth on Schedule 3.1(g).  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth on Schedule 3.1(g), or as a result of the purchase and sale of the Units pursuant to the terms of this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The issuance and sale of the Units will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(h)           SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and absence of footnotes thereto.

(i)           Material Changes; Undisclosed Events, Liabilities or Developments.  Except as set forth on Schedule 3.1(i), since the date of the latest Current Report on Form 8-K filed by the Company prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

(j)           Certain Fees.  Except as set forth on Schedule 3.1(j), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(k)           Disclosure.  Except with regard to the identity of the Purchasers set forth on Schedule 3.1(k) and except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents which may constitute material, non-public information until such time as the Company files a Current Report on Form 8-K or issues a press release disclosing the terms of the transaction contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business, and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.2           Representations and Warranties of the Purchasers.  Each Purchaser, for itself, himself or herself and for no other Purchaser, hereby represents and warrants as follows:

(a)           Organization; Authority.  If a corporation, partnership, limited liability company, trust or other entity, (i) such Purchaser is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder; and (ii) the execution, delivery, and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser.  If an individual, such Purchaser has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out his or her obligations hereunder and thereunder.  Each Transaction Document to which such Purchaser is a party has been duly executed by the Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Own Account.  Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state or other securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state or other securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state or other securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state or other securities law.  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)           Purchaser Status.  At the time such Purchaser was offered the Securities such Purchaser was, on the date hereof it is, and on the applicable Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  No Purchaser is required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)           Experience of Such Purchaser.  Such Purchaser, either alone or together with such Purchaser’s representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)           General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice, or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)           Provision of Information. Such Purchaser has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Securities and the finances, operations and business of the Company; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.  All of such Purchaser’s questions have been answered to its satisfaction and such Purchaser has received all of such requested additional information.

(g)           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by the Transaction Documents.

(h)           Residency.  The residence or principal place of business of such Purchaser is set forth below on such Purchaser’s signature page to this Agreement, and all communications between such Purchaser and the Company regarding the transactions contemplated by this Agreement took place within or from the state of such residence or principal place of business.

(i)           Acknowledgement.  Each Purchaser acknowledges that the Company has relied upon the representations and warranties of the Purchasers set forth in Section 3.2 in its determination that no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated by this Agreement.

(j)           Transactions in Common Stock.

(i)           Each Purchaser represents, warrants and covenants that, at no time in the thirty (30) days preceding the date hereof and through the date of the Closing, such Purchaser and, to the Purchaser’s knowledge, its Affiliates have not engaged in, directed or otherwise participated in, and shall not engage in, direct or otherwise participate in, any transactions, whether directly or indirectly through or with another Person, involving securities of the Company (including without limitation the Common Stock) to maintain or otherwise affect, or that are intended to maintain or otherwise affect, the trading price of the Common Stock.

(ii)           Each Purchaser represents, warrants and covenants that, at no time in the thirty (30) days preceding the date hereof and through the date of the Closing, such Purchaser and, to the Purchaser’s knowledge, its Affiliates have not engaged, and shall not engage, in any short-selling of Common Stock, and that such Purchaser shall not use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of any applicable federal or state securities laws.  For the six (6) months following the Closing, the Purchaser shall not, and shall cause its Affiliates not to, engage in any short-selling of Common Stock.

(iii)           Each Purchaser shall indemnify the Company for any and all losses, damages, costs and expenses (including attorneys’ fees) that the Company may incur as a result of any breach by the Purchaser of this Section 3.2(j).

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1          Transfer Restrictions.

(a)           The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b)           Certificates evidencing any Securities will contain the following legend or such other legend as may be reasonably appropriate under the Securities Act for so long as the Company determines that such legend is reasonably appropriate under the Securities Act:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

4.2           Furnishing of Information.  As long as any Purchaser owns Securities and the Company remains subject to the requirements of the Exchange Act, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144.

4.3           Securities Laws Disclosure; Publicity.  Promptly following the Closing and in accordance with federal securities laws and regulations, the Company shall file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Documents as exhibits thereto.  The Company intends to and may issue press releases with respect to the transactions contemplated hereby without the prior consent of each Purchaser.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement, (B) the Current Report on Form 8-K required by this Section 4.3, (C) any filing required by the Commission, (D) any filing required by state securities laws and regulations as set forth in Section 4.5, and (E) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).  No Purchaser shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the Purchaser shall promptly provide the Company with prior notice of such public statement or communication.

4.4          Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate working capital and corporate purposes, including, but not limited to sales and marketing expenses, general and administrative expenses, research and development expenses and the expenses of the transaction contemplated by the Transaction Documents.

4.5          Form D; Blue Sky Filings.  The Company shall timely file a Form D with respect to the Securities as required under Regulation D under the Securities Act and shall provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.  Each Purchaser shall take all commercially reasonable actions that are reasonably requested by the Company related to, or to effectuate, the filing of a Form D or any filing required pursuant to the “Blue Sky” laws of the states of the United States which, for purposes of clarity, shall not include the payment of any fees by such Purchaser.

4.6          Registration of Warrant Shares.  Not later than 60 days following the Closing Date, the Company shall use its commercially reasonable efforts to prepare and file with the Commission a Registration Statement on Form S-3 covering the resale of the Common Warrant Shares (subject to the limitations set forth in the Registration Rights Agreement), and upon such filing the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, all in accordance with the terms and conditions of the Registration Rights Agreement.

4.7          Subsequent Placements.

(a)           If the Company consummates an equity financing (the “Next Financing”) prior to the first anniversary of the initial Closing Date, each Purchaser may exchange all, but not less than all, of his, her or its Units for the equity securities issued in such Next Financing (the “Next Financing Securities”), and shall become subject to the terms and conditions of such Next Financing; provided that the exchange of the Purchaser’s Units for Next Financing Securities is permitted under the rules and regulations of the Trading Market then in effect.  The number of Next Financing Securities into which a Purchaser’s Units may be exchanged shall be determined by dividing (a) the aggregate Per Unit Purchase Price at which the Units being exchanged were issued, by (b) the price per Next Financing Security at which such securities were issued in the Next Financing.

(b)           The Company shall provide the Purchasers written notice (the “Exchange Notice”) of any proposed Next Financing at least ten (10) days prior to the closing of such Next Financing.  Such notice shall include the terms and conditions of such Financing, including the consideration to be paid to the Company for the issuance of the Next Financing Securities.  If a Purchaser shall decide to exchange his, her or its Units for Next Financing Securities, such Purchaser shall notify the Company in writing within ten (10) days after receipt of the Exchange Notice.

(c)           In order to exchange Units for Next Financing Securities, each Purchaser shall be required to execute all agreements executed by the investors in the Next Financing (which in the sole discretion of the Company are reasonably applicable to such Purchaser) and to deliver the certificate or certificates representing their shares of Series A Preferred Stock and their Warrants, duly endorsed for transfer or accompanied by a duly endorsed stock power (or, if such Purchaser alleges that such certificate or Warrant has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in the Exchange Notice.  Each exchanging Purchaser also shall be required to execute and deliver such additional instruments and undertake such other actions as the Company may reasonably require to transfer such Units and issue Next Financing Securities in exchange therefore in accordance with the terms and conditions of the Next Financing.

ARTICLE V.
MISCELLANEOUS

5.1           Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchasers.

5.2           Entire Agreement.  The Transaction Documents and all of the confidentiality agreements by and between the Company and the Purchasers together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by internationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and all of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers.  Subject to compliance with federal and state securities laws and the restrictions on transfers and assignments under the exemptions from registration upon which the Company is relying to offer, issue and sell the Securities, any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.7           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the Commonwealth of Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Boston for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.10           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.11           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.12           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

5.13           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Pressure Biosciences Inc.	Address for Notice:
By:	14 Norfolk Avenue
Name: Richard T. Schumacher Title: President and Chief Executive Officer	Easton, MA 02375 Facsimile: (508) 580-1829 Attention: Richard T. Schumacher
With a copy to (which shall not constitute notice): Pepper Hamilton LLP 125 High Street Oliver Street Tower 15th Floor Boston, MA 02110 Facsimile: 617-956-4351 Attention: Steven R. London

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO PRESSURE BIOSCIENCES INC. SECURITIES
PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOR INDIVIDUALS:

Name of Purchaser:

Signature of Purchaser:

FOR ENTITIES:

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

FOR ALL PURCHASERS:

Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Units for Purchaser (if not same as address for notice):

Subscription Amount: $__________________

Units: _______________________  [TO BE COMPLETED BY THE COMPANY AT THE CLOSING BASED UPON THE PER UNIT PURCHASE PRICE]

Taxpayer Identification Number:  [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

*
All of the exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule provided however that the Company may request confidential treatment pursuant to Rule 24-2 of the Exchange Act for any schedule or exhibit so furnished.